CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Sands Energy Corp.

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of American Sands Energy Corp. of our report, dated June 9, 2011, with respect to the financial statements of American Sands Energy Corp. as of March 31, 2011, and for the year then ended and for the period from inception of the development stage (May 26, 2005) through March 31, 2011, which report appears in the March 31, 2011 annual report on Form 10-K of American Sands Energy Corp.

/s/ Tanner LLC

Salt Lake City, Utah
January 17, 2012